Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 Registration Statement (No. 333‑295925) of The LGL Group, Inc. filed under the Securities Act of 1933, of our report dated March 30, 2026, with respect to our audits of the consolidated financial statements of The LGL Group, Inc. and Subsidiaries as of December 31, 2025 and 2024, and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

June 5, 2026

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